                           ENSEC INTERNATIONAL, INC.
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                           SIX MONTHS ENDED JUNE 30,



                                                             1997                   1996
                                                         -----------            -----------

Loss from operations                                     $(1,224,383)           $(2,094,584)
                                                         ===========            ===========

Weighted average shares outstanding                        5,656,250              3,500,000

Common stock equivalents (1)                                 177,500                404,896
                                                         -----------            -----------

Total weighted average common stock
     equivalents outstanding                               5,833,750              3,904,896
                                                         ===========            ===========

Loss per common share:                                   $      (.21)           $      (.54)
                                                         ===========            ===========

(1) In accordance with SAB Topic 4(D), the weighted average common stock equivalents include options and warrants issued within one year of the Company's initial public offering with exercise prices below $6.00 per share for all periods presented as calculated under the treasury stock method.